Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

WEIGHT WATCHERS INTERNATIONAL, INC.

UP TO $720,000,000 IN VALUE OF SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE NOT GREATER THAN $83.00

NOR LESS THAN $72.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 22, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Weight Watchers International, Inc. (“Weight Watchers,” the “Company,” “we,” “us,” or “our”) invites our shareholders to tender shares of our common stock, no par value per share (the “Shares”) at a purchase price of not greater than $83.00 nor less than $72.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

We are offering to purchase up to $720,000,000 in value of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per Share (in multiples of $0.25) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase $720,000,000 in value of Shares. If Shares having an aggregate value of less than $720,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, Shares having an aggregate value in excess of $720,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Sections 1 and 3.

In accordance with the rules of the Securities and Exchange Commission, in the event that more than $720,000,000 in value of Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 16.

At the maximum Purchase Price of $83.00 per Share, we would purchase 8,674,698 Shares if the Offer is fully subscribed, which would represent approximately 11.8% of the issued and outstanding Shares as of February 13, 2012, the last day before we announced our intention to make the Offer. At the minimum Purchase Price of $72.00 per Share, we would purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of our issued and outstanding Shares as of February 13, 2012.

The Offer is not conditioned upon the receipt of any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Financing Condition (as defined below). See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “WTW.” On February 22, 2012, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $78.71 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Lead Dealer Managers for the Offer are:

The Co-Dealer Managers for the Offer are:

BofA Merrill Lynch

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase dated February 23, 2012

IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

On February 14, 2012, before we announced our intention to commence the Offer, we entered into an agreement (the “Purchase Agreement”) with Artal Holdings Sp. z o.o., Succursale de Luxembourg (“Artal”), which owns approximately 52% of our Shares. Pursuant to the Purchase Agreement, we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 38,247,893 and the denominator of which is 35,355,510 (such fraction representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of February 13, 2012), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and is expected to occur on the 11th business day following the Expiration Date. The closing of the purchase of Shares from Artal is subject to the completion of the Offer.

If the Offer is fully subscribed, we will purchase $720,000,000 in value of Shares in the Offer and approximately $780,000,000 in value of Shares from Artal pursuant to the Purchase Agreement, such that the aggregate purchase price for the Shares purchased in the Offer and pursuant to the Purchase Agreement will be approximately $1.5 billion. At the maximum Purchase Price of $83.00 per Share, we would purchase 8,674,698 Shares if the Offer is fully subscribed, which would represent approximately 11.8% of our outstanding Shares as of February 13, 2012 (and including the 9,384,362 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the maximum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 24.5% of our outstanding Shares as of February 13, 2012). At the minimum Purchase Price of $72.00 per Share, we would purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of our outstanding Shares as of February 13, 2012 (and including the 10,818,085 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the minimum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 28.3% of our outstanding Shares as of February 13, 2012).

Artal has also agreed not to tender any of its Shares in the Offer. Because Artal will not be participating in the Offer, Artal will not be making a bid in the Offer that could influence the determination of the purchase price for the Shares. Artal is also prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated. Raymond Debbane, the Chairman of our Board of Directors, is also a director of Artal Group S.A., which is an indirect parent company of Artal. The Invus Group, LLC (“The Invus Group”) is the exclusive investment advisor to Artal and its affiliates. Messrs. Debbane, Philippe Amouyal, Jonas Fajgenbaum and Christopher Sobecki, who are directors of the Company, are also principals of The Invus Group. Until December 31, 2006, when he became co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Sacha Lainovic, who is also a director of the Company, was a principal of The Invus Group.

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York City time, on Thursday, March 22, 2012, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested stock options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested stock options and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the applicable equity plan.

If you want to tender your Shares but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $72.00 per share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $72.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on February 22, 2012, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $78.71. See Section 3.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the Offer, and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, the Lead Dealer Managers for the Offer, in each case at the telephone numbers and addresses on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Weight Watchers International, Inc., is offering to purchase your Shares. See Section 1.

How many Shares is Weight Watchers offering to purchase?

We are offering to purchase up to $720,000,000 in value of Shares in the Offer (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $720,000,000 in value of Shares). See Sections 1 and 2.

At the maximum Purchase Price of $83.00 per Share, we would purchase 8,674,698 Shares if the Offer is fully subscribed, which would represent approximately 11.8% of the issued and outstanding Shares as of February 13, 2012. At the minimum Purchase Price of $72.00 per Share, we would purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of the issued and outstanding Shares as of February 13, 2012.

In addition, if more than $720,000,000 in value of Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law and the terms of the Purchase Agreement. See Section 16.

The Offer is not conditioned on any minimum number of Shares being tendered by shareholders but is subject to certain other conditions, including the Financing Condition. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $83.00 to $72.00 per Share. See Section 1.

We will select the single lowest purchase price (in multiples of $0.25) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase $720,000,000 in value of Shares at such price or, if a lesser number of Shares are properly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn. We will purchase all Shares acquired in the Offer at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election may have the effect of lowering the Purchase Price and could result in your Shares being purchased at the minimum price of $72.00 per Share, a price that is below the closing market price for the Shares on February 22, 2012, the last full trading day before we commenced the Offer, when the closing market price on the NYSE was $78.71. The minimum purchase price of $72.00 per share could be below the closing market price for the Shares on the NYSE on the Expiration Date. See Section 3.

i

If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, March 22, 2012, unless the Offer is extended by us. See Sections 1 and 5.

What is the Purchase Agreement and how is it different from the Offer?

On February 14, 2012, before we announced our intention to commence the Offer, we entered into an agreement (the “Purchase Agreement”) with Artal Holdings Sp. z o.o., Succursale de Luxembourg (“Artal”), which owns approximately 52% of our Shares. Pursuant to the Purchase Agreement, we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 38,247,893 and the denominator of which is 35,355,510 (such fraction representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of February 13, 2012), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and is expected to occur on the 11th business day following the Expiration Date. The closing of the purchase of Shares from Artal is subject to the completion of the Offer. If the Offer is fully subscribed, we will purchase $720,000,000 in value of Shares in the Offer and approximately $780,000,000 in value of Shares from Artal pursuant to the Purchase Agreement, such that the aggregate purchase price for the Shares purchased in the Offer and pursuant to the Purchase Agreement will be approximately $1.5 billion.

Artal has also agreed not to tender any of its Shares in the Offer. Because Artal will not be participating in the Offer, Artal will not be making a bid in the Offer that could influence the determination of the purchase price for the Shares. Artal is also prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated. Raymond Debbane, the Chairman of our Board of Directors, is also a director of Artal Group S.A., which is an indirect parent company of Artal. The Invus Group, LLC (“The Invus Group”) is the exclusive investment advisor to Artal and its affiliates. Messrs. Debbane, Amouyal, Fajgenbaum, and Sobecki, who are directors of the Company, are also principals of The Invus Group. Until December 31, 2006, when he became co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Sacha Lainovic, who is also a director of the Company, was a principal of The Invus Group. See Section 12.

How will Weight Watchers pay for the Shares?

The maximum value of Shares purchased in the Offer will be $720,000,000. Assuming the Offer is fully subscribed, and that we purchase approximately $780,000,000 in value of Shares from Artal pursuant to the Purchase Agreement at a per share price equal to the Purchase Price in the Offer, the aggregate purchase price for the Shares purchased in the Offer and pursuant to the Purchase Agreement will be approximately $1.5 billion. We expect to fund the share purchases in the Offer and from Artal through new borrowings of approximately $1.5 billion under an amended and extended version of our existing credit facilities that we are currently negotiating and which is expected to be in place at least five business days prior to the Expiration Date. The Offer is subject to the Financing Condition, meaning that if we are unable to obtain financing in an amount sufficient to fund the Share purchases in the Offer and from Artal, we will not be required to close the Offer. See Sections 5, 7 and 9.

What is the purpose of the Offer?

We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value.

We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or pro ration, will have increased their relative percentage ownership interest in the Company at no cost to them. See Section 2.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders”, as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot, as defined in Section 1, discounts that might otherwise be payable on sales of their shares. See Sections 1 and 2.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer, as well as the purchase of Shares pursuant to the Purchase Agreement, are prudent uses of our financial resources. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer and purchase of Shares from Artal, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 2 for additional information about the purpose of the Offer and Section 11 for pro forma financial data relating to the Offer.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Date. The Offer will expire on Thursday, March 22, 2012 at 12:00 midnight, New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 16.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Date, including but not limited to:

•

The consummation of financing, on terms satisfactory to the Company, resulting in aggregate proceeds to the Company that are sufficient to fund the purchase of Shares in the Offer and pursuant to the Purchase Agreement (the “Financing Condition”);

•

No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or the purchase of Shares pursuant to the Purchase Agreement or materially and adversely affects our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold some or all of the Shares purchased in the Offer or pursuant to the Purchase Agreement;

•

No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•

No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business, shall have occurred;

•

No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after February 23, 2012, nor shall any material escalation, on or after February 23, 2012, of any war or armed hostilities which had commenced prior to February 23, 2012 have occurred;

•

No decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on February 22, 2012 shall have occurred;

•

No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•

No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) before February 23, 2012), and no person or group which has made such a filing before February 23, 2012 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•

No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects shall have occurred; and

•

No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares may cause the reasonable likelihood of the Shares either (1) to be held of record by less than 300 persons or (2) to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Weight Watchers?

As of February 13, 2012, the day before we announced our intention to make the Offer, we had 73,603,403 issued and outstanding Shares. At the maximum Purchase Price of $83.00 per Share, we would purchase 8,674,698 Shares if the Offer is fully subscribed, which would represent approximately 11.8% of our outstanding Shares as of February 13, 2012 (and including the 9,384,362 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the maximum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 24.5% of our outstanding Shares as of February 13, 2012). At the minimum Purchase Price of $72.00 per Share, we would purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of our outstanding Shares as of February 13, 2012 (and including the 10,818,085 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the minimum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 28.3% of our outstanding Shares as of February 13, 2012).

If the Offer is fully subscribed at the maximum Purchase Price, we will have approximately 55,544,343 Shares outstanding following the purchase of Shares tendered in the Offer and the purchase of Shares from Artal pursuant to the Purchase Agreement. If the Offer is fully subscribed at the minimum Purchase Price, we will have approximately 52,785,318 Shares outstanding following the purchase of Shares tendered in the Offer and the purchase of Shares from Artal pursuant to the Purchase Agreement. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.

If any of our shareholders:

•	who hold shares in their own name as holders of record, or

•	who are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing,

tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will Weight Watchers continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.

How do I tender my Shares?

•

If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 12:00 midnight, New York City time, on Thursday, March 22, 2012, or such later time and date to which we may extend the Offer;

•

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal;

v

•	If you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

If you are a holder of vested stock options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested stock options and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the applicable equity plan.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•

your other required documents cannot be delivered to the Depositary by the Expiration Date; you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Managers or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and Lead Dealer Managers is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested but unexercised stock options, you may exercise such options in accordance with the terms of the Company’s policies and procedures for the applicable equity compensation plan and your awards and tender the Shares received upon such exercise in accordance with this Offer. An exercise of a stock option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your stock options and the provisions for pro rata purchases by the Company described in Section 1. We encourage you to discuss the Offer with your financial or tax advisor or broker, if any.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, on Thursday, March 22, 2012, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on April 18, 2012. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than $720,000,000 in value of Shares are tendered at or below the Purchase Price?

If more than $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•

First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $720,000,000 in value of Shares; and

•

Third, only if necessary to permit us to purchase $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has Weight Watchers or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor the Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the offer. See Section 2.

Does Weight Watchers intend to repurchase any Shares other than pursuant to the Offer and the Purchase Agreement during or after the Offer?

Our Board of Directors has previously authorized the purchase of up to $1.0 billion of the Company’s outstanding Shares, of which $208.9 million is remaining. Shares purchased pursuant to the Offer and the Purchase Agreement will not reduce our existing Share repurchase program. However, Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. In addition, our current credit agreement contains, and we anticipate that the new debt financing we expect to obtain in connection with the Offer and the related transactions will contain, certain limits on our ability to make additional purchases. See Sections 2 and 8.

What will happen if I do not tender my Shares?

Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, shareholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or pro ration may also own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will Weight Watchers pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On February 13, 2012, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $77.85 per Share. On February 22, 2012, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $78.71. The lower end of the price range for the Offer is below the reported price per Share as of February 22, 2012. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 14), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 14. If you are a Non-U.S. Holder (as defined in Section 14), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact MacKenzie Partners, Inc., the Information Agent for the Offer, or Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, the Lead Dealer Managers for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have generally used the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the number of Shares tendered and the Purchase Price at which we purchase Shares in the Offer;

•	our ability to obtain the financing necessary for funding the Offer and the purchase of Shares pursuant to the Purchase Agreement and the terms on which such financing is raised;

•	our ability to service the debt we expect to incur in connection with this Offer and the Purchase Agreement and any other debt we incur, and the impact of restrictive debt covenants;

•	competition from other weight management industry participants or the development of more effective or more favorably perceived weight management methods;

•	our ability to continue to develop innovative new services and products and enhance our existing services and products, or the failure of our services and products to continue to appeal to the market;

•	the effectiveness of our marketing and advertising programs;

•	our ability to successfully make acquisitions or enter into joint ventures, including our ability to successfully integrate, operate or realize the projected benefits of such businesses;

•	risks and uncertainties associated with our international operations, including economic, political and social risks and foreign currency risks;

•	the impact on the Weight Watchers brand of actions taken by our franchisees, licensees and suppliers;

•	uncertainties related to a downturn in general economic conditions or consumer confidence, including changes in conditions of U.S. or international lending, capital and financing markets;

•	the seasonal nature of our business;

•	the impact of events that discourage people from gathering with others;

•	our ability to enforce our intellectual property rights both domestically and internationally, as well as the impact of our involvement in any claims related to intellectual property rights;

•	uncertainties regarding the satisfactory operation of our information technology or systems;

•	the impact of security breaches or privacy concerns;

•	the impact of disputes with our franchise operators;

•	the impact of existing and future laws and regulations;

•	the possibility that the interests of our majority owner will conflict with other holders of our common stock; and

•	the other factors discussed under “Item 1A. Risk Factors” beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

x

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein or in the documents incorporated herein by reference, could cause our results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, we do not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events or otherwise.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Shares:

Weight Watchers hereby offers to purchase up to $720,000,000 in value of Shares (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $720,000,000 in value of Shares) at a Purchase Price not greater than $83.00 nor less than $72.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the single lowest price (in multiples of $0.25) within the price range for the Offer that will allow us to purchase $720,000,000 in value of Shares at such price (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $720,000,000 in value of Shares). All Shares acquired in the Offer will be acquired at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate value of Shares we seek are tendered. We will return any Shares (i) that are tendered at prices in excess of the Purchase Price we select and (ii) that we do not purchase because of proration or conditional tenders, in each case, promptly following the Expiration Date. See Section 3.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares properly tendered and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions, including the Financing Condition. See Section 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

On February 14, 2012, before we announced our intention to commence the Offer, we entered into the Purchase Agreement with Artal, which owns approximately 52% of our Shares. Pursuant to the Purchase Agreement, we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 38,247,893 and the denominator of which is 35,355,510 (such fraction representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of February 13, 2012), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and is expected to occur on the 11th business day following the Expiration Date. The closing of the purchase of Shares from Artal is subject to the completion of the Offer. If the Offer is fully subscribed, we will purchase $720,000,000 in value of Shares in the Offer and approximately $780,000,000 in value of Shares from Artal pursuant to the Purchase Agreement, such that the aggregate purchase price for the Shares purchased in the Offer and pursuant to the Purchase Agreement will be approximately $1.5 billion.

Artal has also agreed not to tender any of its Shares in the Offer. Because Artal will not be participating in the Offer, Artal will not be making a bid in the Offer that could influence the determination of the purchase price for the Shares. Artal is also prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated. Raymond Debbane, the Chairman of our Board of Directors, is also a director of Artal Group S.A., which is an indirect parent company of Artal. The Invus Group, LLC (“The Invus Group”) is the exclusive investment advisor to Artal and its affiliates. Messrs. Debbane, Amouyal, Fajgenbaum, and Sobecki, who are directors of the Company, are also principals of The Invus Group. Until December 31, 2006, when he became co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Sacha Lainovic, who is also a director of the Company, was a principal of The Invus Group. See Section 12.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, amend the Offer to purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Date.

If more than $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•

First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $720,000,000 in value of Shares; and

•

Third, only if necessary to permit us to purchase $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 3 and 14 regarding certain tax consequences of the Offer.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations and Non-U.S. Holders (as defined in Section 14). See Section 3. Also see Section 14 regarding United States federal income tax consequences of the Offer.

In addition, holders of vested but unexercised stock options outstanding under the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries, the 2004 Stock Incentive Plan of Weight Watchers International, Inc. and its Subsidiaries and the 2008 Stock Incentive Plan of Weight Watchers International, Inc. (collectively, the “Stock Option Plans”) may, subject to the terms and conditions of the applicable Stock Option Plan and the applicable award, exercise such options and tender some or all of the Shares issued upon such exercise in accordance with the Company’s policies and procedures for the applicable Stock Option Plan. See Sections 3 and 12 for more information on the Stock Option Plans generally.

Shareholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by MacKenzie Partners, Inc., the Information Agent for the Offer, Computershare, the Depositary for the Offer, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc., the Dealer Managers for the Offer. See Section 17.

As of February 13, 2012, the day before we announced our intention to make the Offer, we had 73,603,403 issued and outstanding Shares. At the maximum Purchase Price of $83.00 per Share, we would purchase 8,674,698 Shares if the Offer is fully subscribed, which would represent approximately 11.8% of our outstanding Shares as of February 13, 2012 (and including the 9,384,362 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the maximum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 24.5% of our outstanding Shares as of February 13, 2012). At the minimum Purchase Price of $72.00 per Share, we would purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of our outstanding Shares as of February 13, 2012 (and including the 10,818,085 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the minimum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 28.3% of our outstanding Shares as of February 13, 2012).

If any of our shareholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On February 22, 2012, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $78.71. The lower end of the price range for the Offer is below the reported price per Share as of February 22, 2012. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $720,000,000 in value of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a Purchase Price not greater than $83.00 and not less than $72.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, Shares having an aggregate value of less than $720,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term “Expiration Date” means 12:00 midnight, New York City time, on Thursday, March 22, 2012. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.

In accordance with Instruction 5 to the Letter of Transmittal, shareholders desiring to tender Shares must either:

•	specify that they are willing to sell their Shares to us at the price determined in the Offer, or

•	specify the price or prices, not greater than $83.00 nor less than $72.00 per Share (in multiples of $0.25), at which they are willing to sell their Shares to us in the Offer.

Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy $720,000,000 in value of Shares (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $720,000,000 in value of Shares). All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $72.00 per Share.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than $720,000,000 in value of Shares are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

If we (i) increase the price that may be paid for the Shares above $83.00 per Share or decrease the price that may be paid for the Shares below $72.00 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.

Priority of Purchases. If more than $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•

First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $720,000,000 in value of Shares; and

•

Third, only if necessary to permit us to purchase $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase more than $720,000,000 in value of Shares in the Offer, subject to applicable law and the terms of the Purchase Agreement. If we do so, the preceding provisions will apply to the greater value.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value.

We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or pro ration, will have increased their relative percentage ownership interest in the Company at no cost to them.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders”, as defined in Section 1, who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their shares.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer, as well as the purchase of Shares pursuant to the Purchase Agreement, are prudent uses of our financial resources. Among other things, we believe that the anticipated borrowings we will incur to finance the Offer and the purchase of Shares pursuant to the Purchase Agreement will result in a more efficient capital structure that more effectively uses financial leverage, thus making possible improved future earnings per Share for our continuing shareholders. In addition, we believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer and purchase of Shares from Artal, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. In considering the Offer and the Purchase Agreement, our management and our Board of Directors took into account the expected financial impact of the Offer and the transactions contemplated by the Purchase Agreement, including our increased indebtedness as described in Section 9, “Source and Amount of Funds.”

In addition to those factors described above, our Board of Directors determined to conduct a “modified Dutch auction” tender offer at a price range of $83.00 to $72.00 per Share for the Shares after considering, among other things, recent stock trading ranges and volumes for the Shares and liquidity opportunities available to our shareholders.

On February 14, 2012, before we announced our intention to commence the Offer, we entered into the Purchase Agreement with Artal, which owns approximately 52% of our Shares. Pursuant to the Purchase Agreement, we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 38,247,893 and the denominator of which is 35,355,510 (such fraction representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of February 13, 2012), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and is expected to occur on the 11th business day following the Expiration Date. The closing of the purchase of Shares from Artal is subject to the completion of the Offer. If the Offer is fully subscribed, we will purchase $720,000,000 in value of Shares in the Offer and approximately $780,000,000 in value of Shares from Artal pursuant to the Purchase Agreement, such that the aggregate purchase price for the Shares purchased in the Offer and pursuant to the Purchase Agreement will be approximately $1.5 billion.

Artal has also agreed not to tender any of its Shares in the Offer. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated. Pursuant to the terms of the Purchase Agreement, Artal’s consent is required to amend (i) the total value of Shares being sought in the Offer other than in connection with any election by the Company to purchase up to an additional 2% of our outstanding Shares or (ii) the price range for the Offer.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGERS, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•

we believe the Offer, the Share purchase pursuant to the Purchase Agreement and the related anticipated borrowings will provide an efficient capital structure that more effectively uses financial leverage at expected interest rates, thus making possible improved future earnings per Share and cash flow per Share for our continuing shareholders;

•

we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with open market sales; and

•

upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Weight Watchers and an opportunity to benefit from the enhanced earnings per Share that we expect to result from the Offer.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•

we expect to incur indebtedness of up to $1.5 billion pursuant to new borrowings under an amended and extended version of our existing credit facilities that we are currently negotiating and which is expected to be in place at least five business days prior to the Expiration Date. This increased leverage:

•	will increase our interest expense,

•	could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing, and

•	could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses;

•	if our indebtedness affects our operations in the ways highlighted in the preceding bullet point or other ways, our business, financial condition, cash flow and results of operations could suffer; and

•

the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets) , which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer.

Certain Effects of the Offer. As of February 13, 2012, the day before we announced our intention to make the Offer, we had 73,603,403 issued and outstanding Shares. At the maximum Purchase Price of $83.00 per Share, we would purchase 8,674,698 Shares if the Offer is fully subscribed, which would represent approximately 11.8% of our outstanding Shares as of February 13, 2012 (and including the 9,384,362 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the maximum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 24.5% of our outstanding Shares as of February 13, 2012). At the minimum Purchase Price of $72.00 per Share, we would purchase 10,000,000 Shares if the Offer is fully subscribed, which would represent approximately 13.6% of our outstanding Shares as of February 13, 2012 (and including the 10,818,085 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed at the minimum Purchase Price), the aggregate number of Shares to be purchased would represent approximately 28.3% of our outstanding Shares as of February 13, 2012).

If the Offer is fully subscribed at the maximum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 55,544,343 Shares outstanding following the purchase of Shares tendered in the Offer and the purchase of Shares from Artal pursuant to the Purchase Agreement. If the Offer is fully subscribed at the minimum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 52,785,318 Shares outstanding following the purchase of Shares tendered in the Offer and the purchase of Shares from Artal pursuant to the Purchase Agreement.

Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the Offer. The lower end of the price range for the Offer is below the reported price per Share as of February 22, 2012, the last full trading day before we commenced the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Weight Watchers and will realize a proportionate increase in their relative equity interest in the Company and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of Weight Watchers, including risks resulting from the Company’s purchase of Shares pursuant to the Offer and the Purchase Agreement. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

The accounting for our purchase of Shares in the Offer and pursuant to the Purchase Agreement will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.

Our book value per share is expected to decrease as a result of the Offer, the purchase of Shares from Artal and the borrowings intended to be undertaken in connection with them. We believe the Offer and the purchase of Shares from Artal, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 11 for pro forma financial data relating to the Offer.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law or the listing standards of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Other Share Repurchases. On October 9, 2003, our Board of Directors authorized a program to repurchase up to $250 million of the Company’s outstanding Shares. Subsequently, on each of June 13, 2005, May 25, 2006 and October 21, 2010, our Board of Directors authorized adding an additional $250 million to the program. Cumulatively, as of February 13, 2012, we had repurchased approximately 20.1 million Shares, or $791.1 million in aggregate value, of our Shares since approval of the program. Under this program, as of February 13, 2012, we had the ability to repurchase an additional $208.9 million of our Shares, although our current credit agreement contains, and we anticipate that the new debt financing we expect to obtain in connection with the Offer and the purchase of Shares from Artal will contain, certain limits on our ability to make additional purchases. Shares purchased pursuant to the Offer and the Purchase Agreement will not reduce our existing Share repurchase program.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer.

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into Shares, other than pursuant to the Offer, until at least 11 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 14e-5 of the Exchange Act.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•

any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer, other than the previously announced retirement of Ann Sardini as Chief Financial Officer of our

Company, effective as of March 30, 2012 (as previously announced, Ms. Sardini will remain employed with the Company in an advisory capacity until June 29, 2012);

•	any material change in our present dividend rate or policy or our capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our Share repurchase program as described above and the grant of restricted stock, restricted stock units or stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of Shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives.

3.	Procedures for Tendering Shares

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on Thursday, March 22, 2012 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 5 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $72.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $72.00 PER SHARE) or (ii) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by You,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $72.00 per Share. The lower end of the price range for the Offer is below the reported price per Share as of February 22, 2012, the last full trading day before we commenced the Offer.

If tendering shareholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check a box under the section captioned “Shares Tendered at a Price Determined by You.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

The proper tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 6 and 8 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 6 and 8 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Managers, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Weight Watchers may enforce such agreement against such DTC participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Weight Watchers has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3) the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Managers or their broker for assistance. The contact information for the Information Agent and the Dealer Managers is on the back cover page of this Offer to Purchase.

Stock Option Plans; Stock Awards. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the Company’s policies and procedures for the applicable Stock Option Plan and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised stock options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1. We encourage those holders to discuss the Offer with their broker, if any, or tax or financial advisor. Holders of unvested stock options or unvested stock awards may not tender Shares or Shares represented by such interests unless they are fully vested and, in the case of vested stock options, exercised in accordance with the Company’s policies and procedures for the applicable Stock Option Plan.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a shareholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder. In the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares as applicable.

United States Federal Income Tax Withholding and Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 14) or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other payee provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 14) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8ECI), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Even if a Non-U.S. Holder (as defined in Section 14) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of the Non-U.S. Holder’s trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Managers or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by Weight Watchers Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the

Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Managers or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 13 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on April 18, 2012. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information specified above is included. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Managers, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (i) will determine which shareholders tendered Shares at or below the Purchase Price and (ii) will accept for payment and pay for (and thereby purchase) up to $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if more than $720,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law and the terms of the Purchase Agreement) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below an aggregate value of $720,000,000 (or such greater amount as we may elect to pay, subject to applicable law and the terms of the Purchase Agreement) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend (subject to the Purchase Agreement) the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•

the consummation of financing, on terms satisfactory to the Company, resulting in aggregate proceeds to the Company that are sufficient to fund the purchase of Shares in the Offer and pursuant to the Purchase Agreement (the “Financing Condition”) has not occurred;

•

there has been threatened in writing, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or the Purchase Agreement, or any other matter relating to the Offer or the Purchase Agreement, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer or the Purchase Agreement;

•

seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer or the Purchase Agreement illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits to us of the Offer or the purchase of Shares from Artal pursuant to the Purchase Agreement;

•

seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

•	could be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise),

operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or escalation, on or after February 23, 2012, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after February 23, 2012, of any war or armed hostilities which had commenced prior to February 23, 2012;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on February 22, 2012, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer and the purchase of Shares from Artal, or on the benefits of the Offer and the purchase of Shares from Artal to us;

•

a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer and the purchase of Shares from Artal, or on the benefits of the Offer and the purchase of Shares from Artal to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•

any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before February 23, 2012);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before February 23, 2012 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or

•

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Purchase Agreement or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•

indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or pursuant to the Purchase Agreement;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer or the transactions contemplated by the Purchase Agreement; or

•

otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole;

•

any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer and the purchase of Shares from Artal, or on the benefits of the Offer and the purchase of Shares from Artal to us; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be:

•	held of record by less than 300 persons; or

•	delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

As used in this Offer to Purchase, the phrase “the benefits of the Offer and the purchase of Shares from Artal” or similar words refer to the efficient deployment of capital in a transaction expected to be accretive to earnings per share without, in the Company’s reasonable judgment, creating a meaningful negative effect on the Company’s liquidity and ability to fund future operations as well as the other benefits described in Section 2. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of the Company’s business in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of our business substantially as currently conducted.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NYSE. Our Shares trade on the NYSE under the symbol “WTW.”

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the NYSE consolidated tape.

Fiscal 2012 (Year ending December 29, 2012)

	High	Low
First Quarter (through February 22, 2012)	$79.97	$53.50

Fiscal 2011 (Year ending December 31, 2011)

	High	Low
First Quarter	$72.00	$36.63
Second Quarter	$86.97	$67.25
Third Quarter	$81.38	$51.28
Fourth Quarter	$77.00	$54.47

Fiscal 2010 (Year ended January 1, 2011)

	High	Low
First Quarter	$30.41	$24.39
Second Quarter	$28.72	$24.91
Third Quarter	$32.03	$24.47
Fourth Quarter	$37.89	$31.08

Fiscal 2009 (Year ended January 2, 2010)

	High	Low
First Quarter	$29.16	$16.41
Second Quarter	$27.08	$18.91
Third Quarter	$30.20	$23.38
Fourth Quarter	$29.49	$26.09

On February 13, 2012, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NYSE was $77.85 per Share. On February 22, 2012, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NYSE was $78.71. We urge shareholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. We have issued a quarterly cash dividend of $0.175 per Share every quarter for the past several fiscal years, which corresponds to an annual dividend rate of $0.70 per Share. On March 17, 2011, our Board of Directors declared a dividend for the first quarter of fiscal year 2011 to be paid on April 15, 2011 to shareholders of record as of April 1, 2011. On June 16, 2011, our Board of Directors declared a dividend for the second quarter of fiscal year 2011 payable on July 15, 2011 to shareholders of record as of July 1, 2011. On September 14, 2011, our Board of Directors declared a dividend for the third quarter of fiscal year 2011 payable on October 14, 2011 to shareholders of record as of September 30, 2011. On December 8, 2011, our Board of Directors declared a dividend for the fourth quarter of fiscal year 2011 payable on January 13, 2012 to shareholders of record as of December 30, 2011.

9.	Source and Amount of Funds.

If the Offer is fully subscribed, we will purchase $720,000,000 in value of Shares in the Offer and approximately $780,000,000 in value of Shares from Artal pursuant to the Purchase Agreement, such that the aggregate purchase price for the Shares purchased in the Offer and pursuant to the Purchase Agreement will be approximately $1.5 billion. We expect to fund the Share purchases in the Offer and from Artal, and to pay related fees and expenses, through new borrowings under an amendment and extension to the WWI Credit Agreement (as defined below) which is anticipated to include new term loans in an aggregate principal amount of up to $1.5 billion. In connection with such amendment and as a condition to the effectiveness thereof, we will also seek to obtain an extension of the maturities of our existing revolving credit and term loan facilities. The amended WWI Credit Agreement is expected to be in place at least five business days prior to the closing of the Offer. The Offer is subject to the Financing Condition, meaning that if we are unable to obtain financing in an amount sufficient to fund the Share purchases in the Offer and from Artal, we will not be required to close the Offer.

Current Bank Credit Facility and Contemplated New Financing. On May 8, 2006, we entered into the Sixth Amended and Restated Credit Agreement, as amended by the First Amendment dated as of January 26, 2007, the Second Amendment dated as of June 26, 2009, and the Loan Modification Agreement dated as of April 8, 2010 (the “WWI Credit Agreement”), among us, the lenders party thereto, JPMorgan Chase Bank, N.A, as the syndication agent, J.P. Morgan Securities LLC, as a lead arranger, and The Bank of Nova Scotia, as the administrative agent for the lenders and a lead arranger for the lenders and as an issuer of the letters of credit thereunder.

Our credit facilities consist of a term loan facility and a revolving credit facility (collectively, the “WWI Credit Facility”), guaranteed by all of our U.S. subsidiaries. At December 31, 2011, we had $1.052 billion in the aggregate outstanding under the WWI Credit Facility, $15.0 million of which was outstanding under the revolver, and we had $331.6 million of available credit under the revolver. At December 31, 2011, the various term loans outstanding under the WWI Credit Facility bore interest at various rates equal to LIBOR plus 0.875%-2.25% per annum and mature at various dates from June 30, 2013 to June 30, 2016; and the revolver bore interest at a rate equal to LIBOR plus 2.250% per annum. In addition to paying interest on outstanding principal under the WWI Credit Facility, as of December 31, 2011, the Company was required to pay a commitment fee to the lenders under the revolver with respect to the unused commitments at a rate equal to 0.4375% per annum.

Under the terms of the WWI Credit Agreement, we would not be able to borrow the funds necessary to complete such transactions without first amending the WWI Credit Agreement. We will launch a syndication process pursuant to which we will seek to obtain commitments for new term loans in an aggregate amount of up to $1.5 billion. In connection therewith, we will also seek to obtain the consent of existing lenders to extend the maturity of the existing revolving credit and term loan facilities under the WWI Credit Agreement. The new credit facilities will be guaranteed and secured by the same entities and collateral that guarantee and secure our current credit facilities. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Nova Scotia will act as joint lead arrangers and joint bookrunners in connection with the amendment and extension of the WWI Credit Facility and the syndication of new borrowings used to finance the purchase of Shares in the Offer and from Artal pursuant to the Purchase Agreement.

Risks Relating to Higher Leverage: We will incur increased indebtedness in connection with the purchase of Shares in the Offer and from Artal and, as a result, will be more leveraged. We expect to generate the cash necessary to pay our expenses and to pay the principal and interest on all of our outstanding debt from our cash flows provided by operating activities and by opportunistically using other means to repay or refinance our obligations as we determine appropriate. Our ability to pay our expenses and meet our debt service obligations depends on our future performance, which may be affected by financial, business, economic, demographic and other factors, such as attitudes toward weight management and pressure from our competitors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. In such an event, we may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all. Also, our ability to carry out any of these activities on favorable terms, if at all, may be further impacted by any financial or credit crisis which may limit access to the credit markets and increase the cost of capital.

The WWI Credit Facility contains customary covenants, including covenants that in certain circumstances restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets. The WWI Credit Facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. We expect any amended version of the WWI Credit Facility that we enter into in order to finance the purchase of Shares in the Offer and from Artal will similarly contain covenants of such nature as well as financial ratio and condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants, ratios, tests or restrictions could result in an event of default under the WWI Credit Facility. If an event of default exists under the WWI Credit Facility, the lenders could elect to cease making loans and declare all amounts outstanding thereunder to be immediately due and payable. If the lenders under the WWI Credit Facility accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.

10.	Certain Information Concerning the Company.

General. We are a leading, global-branded consumer company and the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. With almost five decades of weight management experience, expertise and know-how, we have established Weight Watchers as one of the most recognized and trusted brand names among weight-conscious consumers. In 2011, consumers spent almost $5.0 billion on Weight Watchers branded products and services, including meetings conducted by us and our franchisees, products sold at meetings, Internet subscription products sold by WeightWatchers.com, licensed products sold in retail channels and magazine subscriptions and other publications.

We are a Virginia corporation that was incorporated in 1974 and succeeded to a business started in New York in 1963. Our principal executive offices are located at 11 Madison Avenue, New York, New York 10010 and our telephone number is (212) 589-2700. Our consumer website is at www.weightwatchers.com. Our Investor website is at www.weightwatchersinternational.com. Information on these websites does not constitute part of this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2011, filed on March 2, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011, filed on May 12, 2011, August 11, 2011 and November 10, 2011, respectively;

•

Current Reports on Form 8-K filed on February 2, 2011, March 14, 2011, April 28, 2011, May 6, 2011, May 12, 2011, August 5, 2011, November 8, 2011, November 21, 2011, December 5, 2011, December 22, 2011 and February 16, 2012;

•	definitive proxy statement for our 2011 annual meeting of shareholders, filed on April 6, 2011; and

•

the description of our Shares under the heading “Description of Capital Stock” included in our Registration Statement on Form S-1 incorporated by reference in our Registration Statement on Form 8-A filed on November 9, 2001, as amended on January 6, 2012, under Section 12(b) of the Exchange Act.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

105 Madison Avenue

New York, New York 10016

Within the U.S. and Canada

(212) 929-5500 (call Collect)

or

Call Toll-Free (800) 322-2885

All Other Countries

+44 (0) 203 178 8057

Email: WeightWatchers@mackenziepartners.com

11.	Certain Financial Information

Historical Financial Information. We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 1, 2011. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended April 2, 2011, the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended July 2, 2011, and the unaudited financial information included in Part I, Item 1 of our Quarterly Report filed on Form 10-Q for the quarter ended October 1, 2011. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the years ended January 1, 2011 and January 2, 2010 and the nine month periods ended October 1, 2011 and October 2, 2010, certain selected ratios for such periods and our financial position at October 1, 2011. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended January 1, 2011 and the unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended October 1, 2011. Financial data for the nine month periods ended October 1, 2011 and October 2, 2010, and the selected ratios for such periods, are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

	Nine Months Ended		Year Ended
	October 1, 2011	October 2, 2010	January 1, 2011	January 2, 2010
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenue	$1,417,878	$1,095,344	$1,452,037	$1,398,913

Operating income	429,359	294,029	390,345	356,650

Interest expense	46,826	57,320	76,204	66,722
Income before income taxes & minority interest	382,479	235,684	313,178	290,156
Provision for income taxes	141,796	91,648	120,656	115,585

Net income	240,683	144,036	192,522	174,571
Net loss attributable to noncontrolling interest	523	1,281	1,713	2,773

Net income attributable to Weight Watchers International, Inc.	$241,206	$145,317	$194,235	$177,344

Net earnings per share available to common stockholders:
Basic	$3.29	$1.90	$2.57	$2.30
Diluted	$3.26	$1.90	$2.56	$2.30

Shares used in computing earnings per share:
Basic	73,265	76,310	75,661	77,004
Diluted	74,040	76,490	75,880	77,117
Other Data:
Ratio of earnings to fixed charges(a)	9.17x	5.11x	5.11x	5.35x

(a)	Earnings included in the calculation of this ratio consist of income before income taxes and minority interest plus interest expense. Fixed charges include interest expense only. The Company does not have capital leases nor does it capitalize interest associated with property, plant and equipment as it does not borrow to pay for these assets.

	As of October 1, 2011
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets	$189,293

Total assets	$1,086,499

Current liabilities	481,595
Long-Term debt	974,508

Total liabilities	1,557,008

Treasury stock	(1,794,945)
Retained earnings	1,325,581

Total stockholder’s deficit	(470,509)

Total liabilities & stockholder’s deficit	$1,086,499

Shares outstanding—common stock	73,573
Book value per share	$(6.40	)(a)

(a)	Reflects stockholders’ deficit divided by shares outstanding (includes debit balance in Treasury Stock).

Recent Developments. Our consolidated financial statements for the year ended December 31, 2011 are not yet available. On February 14, 2012, we announced, among other things, that for the fiscal year ended December 31, 2011 our revenue, net income and earnings per fully diluted share will be approximately $1,819.2 million, $304.9 million and $4.11, respectively. This financial data is preliminary and unaudited and subject to revision based upon the completion of our review and the review by our independent registered public accountants of our financial condition and results of operations for our fiscal year ended December 31, 2011. Once we and our independent registered public accountants have completed our respective reviews of our financial information for our fiscal year ended December 31, 2011, we may report financial results that could differ.

Summary Unaudited Pro Forma Consolidated Financial Data. The following table sets forth summary unaudited pro forma consolidated financial data for the year ended January 1, 2011 and the nine months ended October 1, 2011 and certain ratios for such periods. This summary unaudited pro forma consolidated financial data gives effect to the purchase of Shares in the Offer and pursuant to the Purchase Agreement, as if such purchases had occurred on January 3, 2010 for the consolidated statements of income data for the year ended January 1, 2011 and the nine months ended October 1, 2011, and on October 1, 2011 for the consolidated balance sheet data as of October 1, 2011. Such data also assumes that the purchase of Shares is financed with debt on the terms described in the footnotes to the table below. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended January 1, 2011 and the unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended October 1, 2011. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of Shares in the Offer and pursuant to the Purchase Agreement and the related financing been completed at the dates indicated, or that will be achieved in the future. There can be no assurance that we will secure the necessary financing for the Offer on terms acceptable to us or at all. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”

	Nine Months Ended October 1, 2011					Year Ended January 1, 2011
	Actual	Adjustments		Pro Forma		Actual	Adjustments		Pro Forma
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Revenue	$1,417,878	—		$1,417,878		$1,452,037	—		$1,452,037

Operating income	429,359	—		429,359		390,345	—		390,345

Interest expense	46,826	$21,444	(a)(b)(c)	68,270		76,204	$30,654	(a)(b)(c)	106,858
Other expense, net	54	—		54		963	—		963

Income before income taxes & minority interest	382,479	(21,444)		361,035		313,178	(30,654)		282,524
Provision for income taxes	141,796	(8,363)		133,433		120,656	(11,955)		108,701

Net income	240,683	(13,081)		227,602		192,522	(18,699)		173,823
Net loss attributable to noncontrolling interest	523	—		523		1,713	—		1,713

Net income attributable to Weight Watchers International, Inc.	$241,206	$(13,081)		$228,125		$194,235	$(18,699)		$175,536

Net earnings per share available to common stockholders:
Basic	$3.29	—		$4.23		$2.57	—		$3.12
Diluted	$3.26	—		$4.17	(d)	$2.56	—		$3.10	(d)
Shares used in computing earnings per share:
Basic	73,265	(19,341	)(d)	53,925		75,661	(19,341	)(d)	56,320
Diluted	74,040	(19,341	)(d)	54,700		75,880	(19,341	)(d)	56,539
Other Data:
Ratio of earnings to fixed charges(e)	9.17x			6.29x		5.11x			3.64x

(a)

Reflects interest expense on $1.5 billion in new borrowings, including approximately $1.0 billion at an average rate of 3% interest per annum and a term of 5 years, and $500 million at an average rate of 4% interest per annum and a term of 7 years. For every 0.125% increase/decrease in our interest rate, our interest expense would change by approximately $2.0 million per year and $1.5 million for each nine-month period.

(b)	The 2010 adjustment reflects (i) an incremental write-off of $8.8 million of previously existing deferred financing costs (total write-off of $11.8 million net of actual amortization of $3.0 million) and (ii) $4.0 million of deferred financing costs associated with the refinancing. The nine months ended October 1, 2011 adjustment includes $3.0 million of deferred financing costs associated with the refinancing reduced by the removal of $2.4 million of amortization from previously existing deferred financing costs.
(c)	Reflects removing previously existing swap expense of $42.8 million and $23.4 million for fiscal 2010 and the nine months ended October 1, 2011 and replacing with swap expense of $11.1 million and $6.6 million for the same periods, respectively, reflecting current swap levels. (See table below).

	Average Notional Value ($millions)	Effective Date	Rate (%)	Resultant Interest Expense ($millions)
Fiscal 2010 reported	$675	3/6/07	4.905%	$42.8
Fiscal 2010 reported	$568	1/4/10	2.465%
Twelve months ending March 31, 2013	$617	1/4/10	2.465%	$11.1

Nine months ended October 1, 2011 reported	$375	3/6/07	4.905%	$23.4
Nine months ended October 1, 2011 reported	$400	1/4/10	2.465%
Nine months ending December 31, 2013	$525	1/4/10	2.465%	$6.6

In the period from January 2, 2010 through October 1, 2011, the notional value of the higher priced swap (at 4.905% as detailed in the table) declined and has continued to decline, such that by the end of March 20, 2012, the higher priced swap will expire. The interest expense from the remaining current existing swap (at 2.465% as detailed in the table) is $11.1 million for the twelve months ending March 31, 2013, and $6.6 million for the nine months ending December 31, 2013, which more closely approximates the swap related interest expense post the refinancing.

(d)	The pro forma Share count reflects a reduction of 19,340,672 Shares assumed to be collectively repurchased at $77.50 per Share (representing the mid-point of the price range of the Offer) in the Offer and from Artal pursuant to the Purchase Agreement as of the beginning of the periods presented. Pro forma net earnings per Share are calculated based upon such pro forma Share count. The following table shows the impact on pro forma diluted EPS as a result of changes to the Purchase Price per Share:

		Nine Months Ended 10/1/2011		Year Ended 1/1/2011
Purchase Price per Share	Number of Shares Repurchased	Pro Forma Diluted EPS	Change from Mid-Point of the Range Tender Price in Pro Forma Diluted EPS	Pro Forma Diluted EPS	Change from Mid-Point of the Range Tender Price in Pro Forma Diluted EPS
$72.00	20,818,085	$4.2807	$0.1102	$3.1880	$0.0833
$76.50	19,593,491	$4.1899	$0.0194	$3.1186	$0.0139
$77.25	19,403,263	$4.1753	$0.0048	$3.1081	$0.0034
$77.50	19,340,672	$4.1705	—	$3.1047	—
$77.75	19,278,484	$4.1658	($0.0047)	$3.1013	($0.0034)
$78.50	19,094,294	$4.1518	($0.0187)	$3.0912	($0.0135)
$83.00	18,059,060	$4.0750	($0.0955)	$3.0359	($0.0688)

(e)	Earnings included in the calculation of this ratio consist of income before income taxes and minority interest plus interest expense. Fixed charges include interest expense only, as the company does not have capital leases nor does it have capitalized interest associated with property, plant and equipment.

	As of October 1, 2011
	Actual	Adjustments		Pro Forma
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Current assets	$189,293	$(32,018	)(a)	$157,275

Total assets	$1,086,499	$(15,880	)(b)	$1,070,619

Short-term debt due within 1 year	92,292	55,024	(c)	147,316
All other current liabilities	389,303	—		389,303

Current liabilities	481,595	55,024		536,619
Long-term debt	974,508	1,444,976	(c)	2,419,484

Total liabilities	1,557,008	1,500,000		3,057,008

Treasury stock	(1,794,945)	(1,509,500	)(d)	(3,304,445)

Retained earnings	1,325,581	(6,380	)(e)	1,319,201

Total stockholder’s deficit	(470,509)	(1,515,880)		(1,986,389)

Total liabilities & stockholder’s deficit	$1,086,499	$(15,880)		$1,070,619

Shares outstanding—common stock(d)	73,573	(19,341)		54,232
Book value per share(f)	$(6.40)			$(36.63)

(a)	Current assets reflect payment of $32.0 million in estimated transaction fees, including $9.5 million in connection with the Offer and $22.5 million in connection with the refinancing.
(b)	Total assets reflect a decrease in current assets of $32.0 million (see (a) above) partially offset by a net increase in deferred financing costs. Deferred financing costs increase by $22.5 million for fees associated with the refinancing partially offset by a $6.4 million write-off of previously-existing deferred financing costs.
(c)	Total debt increased by $1.5 billion to $2.57 billion to finance the repurchase of shares in the Offer and from Artal pursuant to the Purchase Agreement. Of this amount, $147.3 million is assumed payable within one year and is reflected in current liabilities and $2.4 billion is in long-term liabilities.
(d)	Reflects the repurchase of 19,340,672 Shares at an average price of $77.50 per Share (representing the mid-point of the price range of the Offer), plus associated estimated transaction fees and costs of approximately $9.5 million.
(e)	Reflects the write-off of previously-existing deferred financing costs (see (b) above).
(f)	Book value per share reflects stockholders deficit divided by Shares outstanding. Stockholders deficit includes $1.3 billion of retained earnings offset by negative treasury stock.

12.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of February 13, 2012, the last day before we announced our intention to make the Offer, we had 73,603,403 issued and outstanding Shares (and 2,286,462 Shares reserved for issuance upon exercise of all outstanding stock options and vesting of all outstanding restricted stock units). If the Offer is fully subscribed at the maximum Purchase Price, the 18,059,060 Shares that the Company would purchase in the Offer and pursuant to the Purchase Agreement represent approximately 24.5% of the Shares outstanding on February 13, 2012. If the Offer is fully subscribed at the minimum Purchase Price, the 20,818,085 Shares that the Company would purchase in the Offer and pursuant to the Purchase Agreement represent approximately 28.3% of the Shares outstanding on February 13, 2012.

Our non-executive directors have indicated that they will not participate in the Offer. Our executive officers are entitled to participate in the Offer. As of February 1, 2012, we had 73,603,322 issued and outstanding Shares and our directors and executive officers as a group (15 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 802,794 Shares, representing approximately 1.1% of the total number of outstanding Shares. Accordingly, assuming the completion of the Offer and purchase of Shares from Artal, the proportional holdings of our non-executive directors and of any executive officer who does not participate in the Offer will increase. Further, our directors and executive officers may, in compliance with applicable law and subject to any applicable restrictions on transfer, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.

As of February 1, 2012, to the best of our knowledge, Artal held an aggregate amount of 38,247,893 Shares, or 51.96%, of the total outstanding Shares. Following the purchase of Shares in the Offer and pursuant to the Purchase Agreement, Artal will continue to own approximately 51.96% of our total outstanding Shares.

The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (ii) each of our executive officers and (iv) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of our Shares as of February 1, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to (i) stock options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2012, and (ii) Shares issuable upon the vesting of restricted stock units or RSUs within 60 days of February 1, 2012, are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

Except as otherwise noted in the footnotes below, to our knowledge each person or entity identified below has sole voting and investment power with respect to such securities.

	As of February 1, 2012
Name of Beneficial Owner	Amount of Beneficial Ownership of Shares	Percent of Class
Artal Group S.A.(1)	38,247,893	51.96%
Morgan Stanley(2)	6,393,248	8.69%
FMR LLC(3)	4,397,785	5.97%
David P. Kirchhoff(4)(5)	389,724	*
Ann M. Sardini(4)(5)	84,474	*
David A. Burwick(4)(5)	25,000	*
Michael Basone(4)(5)	31,761	*
Melanie Stack (Stubbing)(4)(5)	77,736	*
Bruce Rosengarten(4)(5)	0	*
Jeffrey A. Fiarman(4)(5)	91,636	*
Raymond Debbane(4)(6)(7)	11,963	*
Philippe Amouyal(4)(6)	11,963	*
John F. Bard(4)(6)	15,073	*
Marsha Johnson Evans(4)(6)	19,355	*
Jonas M. Fajgenbaum(4)(6)	11,963	*
Sacha Lainovic(4)(6)	11,963	*
Kimberly Roy Tofalli(4)(6)	8,220	*
Christopher J. Sobecki(4)(6)	11,963	*
All directors and executive officers as a group (15 persons)	802,794	1.08%

*	Amount represents less than 1% of outstanding Shares.
(1)	The information concerning Artal Group S.A. is based on (i) a Schedule 13D/A filed jointly with the SEC on June 1, 2011 by Westend S.A., Stichting Administratiekantoor Westend (the “Stichting”), Mr. Pascal Minne, Artal Holdings Sp. z o.o., Succursale de Luxembourg (for purposes of this table only, “Artal Holdings”), and Artal International Management S.A., (ii) a Schedule 13G/A filed jointly with the SEC on July 1, 2011 by Artal Group S.A., Artal International S.C.A., Artal Luxembourg S.A., Artal Services N.V. and Artal Participations & Management S.A., and (iii) other information known to us. Mr. Minne is the sole member of the Board of the Stichting. The Stichting is the parent of Westend S.A. Westend S.A. is the parent of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management. Artal International Management is the managing partner of Artal International S.C.A., which is the parent of Artal Luxembourg S.A., which in turn is the parent of Artal Holdings. As of June 1, 2011, and through the date of the filing of the Schedule 13D/A, Artal Holdings was the record owner of 38,247,893 of our Shares. Artal Luxembourg S.A. holds an irrevocable proxy with respect to 15,000,000 of these Shares. As a result of the foregoing, Artal Luxembourg S.A., Artal International S.C.A., Artal International Management, Artal Group S.A., Westend S.A., the Stichting and Mr. Minne may each be deemed to be the beneficial owner of all of our Shares held of record by Artal Holdings. The address of Artal Holdings is 10-12 avenue Pasteur, L-2310, Luxembourg, Luxembourg. The address of Westend S.A., Artal Group S.A., Artal International Management, Artal International S.A. and Artal Luxembourg S.A. is the same as Artal Holdings. The address of the Stichting is Ijsselburcht 3, 6825BS Arnhem, The Netherlands. The address of Mr. Minne is Place Ste. Gudule, 19, B-1000, Bruxelles, Belgium.
(2)	The information concerning Morgan Stanley is based on a Schedule 13G filed jointly with the SEC on February 8, 2012 by Morgan Stanley and Morgan Stanley Investment Management Inc., whose parent holding company is Morgan Stanley. Morgan Stanley has sole voting power over 6,308,422 Shares and sole dispositive power over 6,393,248 Shares. Morgan Stanley Investment Management Inc. has sole voting power over 6,308,422 Shares and sole dispositive power over 6,393,248 Shares. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036 and the address for Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.
(3)	The information concerning FMR LLC is based on a Schedule 13G/A filed with the SEC on January 10, 2012 by FMR LLC. FMR LLC has sole voting power over 87 Shares and sole dispositive power over 4,397,785 Shares. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Our executive officers and directors may be contacted c/o Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010.
(5)	The number of Shares beneficially owned includes Shares issuable in connection with RSUs that vest within 60 days after February 1, 2012 and Shares subject to purchase upon exercise of stock options that are currently exercisable or exercisable within 60 days after February 1, 2012, as follows: Mr. Kirchhoff, 349,875 Shares; Ms. Sardini, 77,250 Shares; Mr. Burwick, 25,000 Shares; Mr. Basone, 29,250 Shares; Ms. Stubbing, 71,813 Shares; Mr. Rosengarten, 0 Shares; and Mr. Fiarman, 81,563 Shares.
(6)	The number of Shares beneficially owned by the directors that are subject to transfer restrictions until such person is no longer serving on the Board of Directors, is as follows: Mr. Debbane, 11,963 Shares; Mr. Amouyal, 11,963 Shares; Mr. Bard, 11,807 Shares; Ms. Evans, 11,807 Shares; Mr. Fajgenbaum, 11,963 Shares; Mr. Lainovic, 11,963 Shares; Ms. Roy Tofalli, 8,220 Shares; and Mr. Sobecki, 11,963 Shares.
(7)	Mr. Debbane is also a director of Artal Group S.A. Artal Group S.A. is the parent of Artal International Management, which is the managing partner of Artal International S.C.A. Artal International S.C.A. is the parent of Artal Luxembourg S.A. Artal Luxembourg S.A. is the parent of Artal Holdings. Mr. Debbane disclaims beneficial ownership of all Shares owned by Artal Holdings.

Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day period before the date hereof, except as set forth below:

Name	Date of Transaction	Nature of Transaction	Amount
Philippe Amouyal	January 3, 2012	Restricted Common Stock Award(1)	166
John F. Bard	January 3, 2012	Restricted Common Stock Award(1)	166
Raymond Debbane	January 3, 2012	Restricted Common Stock Award(1)	166
Marsha Johnson Evans	January 3, 2012	Restricted Common Stock Award(1)	166
Jonas M. Fajgenbaum	January 3, 2012	Restricted Common Stock Award(1)	166
Sacha Lainovic	January 3, 2012	Restricted Common Stock Award(1)	166
Christopher Sobecki	January 3, 2012	Restricted Common Stock Award(1)	166
Kimberly Roy Tofalli	January 3, 2012	Restricted Common Stock Award(1)	166
David P. Kirchhoff	December 31, 2011	Restricted Stock Unit Award Vesting(2)	2,187

(1)	The closing price of the Shares on the grant date of January 3, 2012 was $53.87.
(2)	The closing price of the Shares on the last trading day that immediately preceded the vesting date of December 31, 2011 was $55.01.

Purchase Agreement. On February 14, 2012, before we announced our intention to commence the Offer, we entered into the Purchase Agreement with Artal, which owns approximately 52% of our Shares. Pursuant to the Purchase Agreement, we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 38,247,893 and the denominator of which is 35,355,510 (such fraction representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of February 13, 2012), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and is expected to occur on the 11th business day following the Expiration Date. The closing of the purchase of Shares from Artal is subject to the completion of the Offer. If the Shares to be acquired in the Offer have not been accepted for payment, and paid for, by April 30, 2012, Artal has the right to terminate the Purchase Agreement

Artal has agreed not to tender any of its Shares in the Offer. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated. Pursuant to the terms of the Purchase Agreement, Artal’s consent is required to amend (i) the total value of Shares being sought in the Offer other than in connection with any election by the Company to purchase up to an additional 2% of our outstanding Shares or (ii) the price range for the Offer.

Registration Rights Agreement. Simultaneously with the closing of our acquisition by Artal Luxembourg S.A. in 1999, we entered into a registration rights agreement with Artal Luxembourg S.A. and H.J. Heinz Company. The registration rights agreement grants Artal Luxembourg S.A. the right to require us to register

Shares for public sale under the Securities Act (1) upon demand and (2) in the event that we conduct certain types of registered offerings. H.J. Heinz Company has sold all Shares held by it and accordingly no longer has any rights under this agreement.

Corporate Agreement. We entered into a corporate agreement with Artal Luxembourg S.A. (together with its parents and subsidiaries, the “Artal Group”) in November 2001 which was amended in July 2005. We agreed that so long as the Artal Group beneficially owns 10% or more, but less than a majority of our then outstanding voting stock, the Artal Group will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our Board of Directors. This right to nominate directors will not restrict the Artal Group from nominating a greater number of directors.

We also agreed with the Artal Group that both we and the Artal Group have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither the Artal Group nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of the Artal Group becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an Internet diet business, as defined, that may represent a corporate opportunity for both the Artal Group and us, the officer or director has no duty to present that opportunity to the Artal Group, and we will have the sole right to pursue the transaction if our Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of the Artal Group becomes aware of any other potential transaction that may represent a corporate opportunity for both the Artal Group and us, the officer or director will have a duty to present that opportunity to the Artal Group, and the Artal Group will have the sole right to pursue the transaction if the Artal Group so determines. If one of our officers or directors who does not serve as an officer, director or advisor of the Artal Group. becomes aware of a potential transaction that may represent a corporate opportunity for both the Artal Group and us, neither the officer nor the director nor we have a duty to present that opportunity to the Artal Group, and we may pursue the transaction if our Board of Directors so determines. If any officer, director or advisor of the Artal Group who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both the Artal Group and us, neither the officer, director, advisor, nor the Artal Group has a duty to present that opportunity to us and the Artal Group may pursue the transaction if it so determines.

If the Artal Group transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that the Artal Group has under this agreement by virtue of its ownership of our voting stock, subject to the Artal Group’s option not to transfer those rights.

The Invus Group is the exclusive investment advisor to Artal and its affiliates. Certain of our directors, Messrs. Debbane, Amouyal, Fajgenbaum, and Sobecki, are principals of The Invus Group. Until December 31, 2006, when he became co-founder and Managing Partner of Invus Financial Advisors, LLC, a New York-based investment firm, Sacha Lainovic, who is also a director of the Company, was a principal of The Invus Group.

Continuity Agreements. Our Board of Directors has determined that it is in the best interests of our shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of ownership or control of us. Therefore, we have entered into continuity agreements with certain senior executives.

These agreements generally have an initial term of three years from the date of execution, and continue to renew annually thereafter unless we provide 180-day advance written notice to the applicable executive that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreements), the term of the agreement may not terminate until the second anniversary of the date of the change in control.

The following severance benefits will be provided if (a) during the two-year period following a change in control of us, such executive’s employment is terminated (other than termination by the Company for “cause” or by reason of death, disability or retirement), (b) during the three-month period prior to, but in connection with, or during the two-year period following, a change in control of us, such executive voluntarily terminates his or her employment for “good reason”, or (c) an agreement is signed which would result in a change in control of us and during the period between the effective date of the agreement and a change in control of us, such executive’s employment is terminated in connection with the change in control (other than termination by the Company for “cause” or by reason of death, disability or retirement):

•

cash payment equal to two times (three times in the case of Mr. Kirchhoff, Ms. Sardini and Mr. Fiarman) the sum of his or her annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to when notice of termination is given) and his or her target annual bonus under our bonus plan in respect of the fiscal year in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given);

•

cash payment equal to the sum of (w) all accrued but unpaid base salary and an amount representing all accrued and unused vacation days, (x) all earned and unpaid bonuses (if any), (y) in respect of the fiscal year in which the date of termination occurs, the higher of (A) the pro rata portion of the executive’s target bonus and (B) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the executive’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1st of such year through the date of termination), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the executive under or into our benefit plans);

•

two years (three years in the case of Mr. Kirchhoff, Ms. Sardini and Mr. Fiarman) of continued medical, dental, vision and life insurance coverage (excluding accidental death and disability insurance) for the executive and his or her dependents, provided that these benefits will terminate upon the executive receiving comparable benefits from a subsequent employer;

•

continued provision of the perquisites the executive enjoyed prior to the date of termination for a period ending on the earlier of (x) the second anniversary (the third anniversary in the case of Mr. Kirchhoff, Ms. Sardini and Mr. Fiarman) of the executive’s termination and (y) the receipt by the executive of comparable perquisites from a subsequent employer;

•	immediate 100% vesting of all unvested stock options, stock appreciation rights, phantom stock units and restricted stock held by the executive upon the change in control;

•

additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the executive participated prior to the date of termination during the period from the date of termination through the second anniversary (third anniversary in the case of Mr. Kirchhoff, Ms. Sardini and Mr. Fiarman) of the executive’s termination; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, or if the executive is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the executive shall instead receive an additional lump sum payment equal to the contributions that would have been made during the above period if the executive had remained employed with us during such period;

•

all other accrued or vested benefits in accordance with the terms of any applicable plan of ours, including the executive’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination; and

•	outplacement services at a cost to us of not more than $15,000 ($30,000 in the case of Mr. Kirchhoff, Ms. Sardini and Mr. Fiarman).

Terminations of employment that entitle an executive to receive severance benefits under his or her continuity agreement consist of terminations by the Company without “cause” or resignation by the executive for “good reason” upon qualifying terminations of employment described above. The executive is also eligible for additional payments under his or her continuity agreement if his or her termination is due to death, disability (as defined therein) or retirement. The executive is not eligible for benefits under his or her continuity agreement if his or her termination is for “cause.”

If it is determined that the payments and benefits provided to the executive under his or her continuity agreement and under any other plan or arrangement with the Company and its affiliates, in the aggregate (a “Payment”), would be subject to the excise tax imposed under Section 4999 (or any successor provision thereto) of the Code by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), and the aggregate value of the Payment exceeds three times the executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the (“Base Amount”) by 5% or less, then the Payment shall be reduced to the extent necessary so that the aggregate value of the Payment is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided, however, that if the aggregate value of the Payment exceeds the Base Amount by more than 5%, then the executive shall be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

If any payments or benefits that the Company would otherwise be required to provide under the continuity agreements or any Company another Company plan, program or arrangement cannot be provided in the manner contemplated herein or under the applicable plan, program or arrangement without subjecting the executive to income tax under Section 409A of the Code, the Company shall provide such intended payments or benefits to the executive in an alternative manner that conveys an equivalent economic benefit to the executive (without materially increasing the aggregate cost to the Company).

Retirement Arrangement of Ann Sardini. As discussed above, Ms. Sardini will be resigning from her current position as Chief Financial Officer effective as of March 30, 2012, and she will thereafter remain employed with the Company in an advisory capacity until June 29, 2012. No successor has yet been named by the Company. In connection with Ms. Sardini’s retirement from her current position, on December 22, 2011, the Company and Ms. Sardini entered into a retirement transition letter agreement, the material terms of which include the following: (i) Ms. Sardini shall continue to receive her base salary at its current rate and the benefits and perquisites to which she is currently entitled through June 29, 2012, including her annual bonus in respect of the Company’s 2011 fiscal year (with her individual performance target fixed at 125% of target); (ii) Ms. Sardini shall receive a retention bonus payable 30 days following June 29, 2012 equal to the sum of (x) fifteen (15) months of her current base salary plus (y) $60,000, subject to lawful deductions and withholdings; (iii) Ms. Sardini’s retirement shall be deemed to be a termination without cause for purposes of the terms and conditions of her continuity agreement with the Company; and (iv) Ms. Sardini shall be entitled to receive continued health coverage under Company-sponsored health plans at the Company’s expense for up to 18 months following June 29, 2012. The terms of Ms. Sardini’s letter agreement are subject to Ms. Sardini’s continued employment through June 29, 2012 and her execution of standard releases.

Other Employment Agreements. The Company has approved a severance arrangement for Mr. Burwick. Pursuant to the arrangement, he is entitled to receive six months of salary continuation, a pro rata portion of his annual, performance-based cash bonus with respect to the fiscal year in which he is terminated, and six months of continued medical insurance coverage for him and his eligible dependents on the same basis available to him immediately prior to termination in the event of his termination for any reason other than as provided in his continuity agreement or for “cause.” Additionally, Mr. Burwick’s severance benefits, and the amount of unvested contributions and Company matching contributions under the executive profit sharing plan and the savings plan for U.S. salaried employees, respectively, would vest immediately per the terms of the plans, if he is terminated other than in connection with a change in control or for “cause.”

Director Compensation. Our executive director does not receive compensation in connection with his service on the Board of Directors. On July 13, 2006, our Board of Directors adopted a resolution regarding non-employee director compensation. The non-employee directors are entitled to receive (1) annual consideration of $75,000, 50% of which is paid quarterly in cash and the remaining 50% of which is paid quarterly in restricted Shares, (2) annual equity consideration of 1,000 restricted Shares, payable on December 15th of each year and (3) reimbursement of reasonable out-of-pocket expenses related to his or her services as a member of our Board of Directors or any of its committees. In addition, the members of the Audit Committee are entitled to receive annual consideration of $10,000, and the Chair of the Audit Committee is entitled to receive an additional $10,000 annually, each of which is paid quarterly in cash; and the members of the Compensation and Benefits Committee are entitled to receive annual consideration of $4,000, which is paid quarterly in cash. The number of Shares granted as part of the directors’ annual consideration is determined by averaging the closing price of the Shares on the NYSE for the last five trading days of each fiscal quarter. This average price is then used to determine the number of Shares required to satisfy the Share portion of the director’s quarterly fees. Any fractional shares are paid in cash. All equity consideration paid is restricted so that such Shares can not be sold or transferred until the director is no longer serving on the Board of Directors.

Executive Savings and Profit Sharing Plan. We sponsor a savings plan for salaried and certain hourly U.S. employees. This defined contribution plan provides for dollar-for-dollar employer matching contributions of the first 3% of an employee’s eligible compensation that is contributed to the savings plan. The savings plan also permits employees to contribute up to the lesser of 50% of an employee’s eligible compensation and the limit prescribed by the IRS.

We have also established a non-qualified executive profit sharing plan for certain U.S. management personnel. The executive profit sharing plan provides for a guaranteed monthly contribution by the Company for each participant based on the participant’s age and the participant’s eligible compensation. In addition, the executive profit sharing plan provides for supplemental Company contributions to be made at the discretion of the Company under certain circumstances. Historically our practice has been to make these discretionary supplemental Company contributions. In addition to the Company contributions, the Company will also credit each participant’s executive profit sharing account with a certain specified annual interest rate.

Stock Based Plans. In May 2008, May 2004 and December 1999, respectively, our shareholders approved our 2008 Stock Incentive Plan (“2008 Plan”), 2004 Stock Incentive Plan (“2004 Plan”) and 1999 Stock Purchase and Option Plan (“1999 Plan”) under which selected employees were granted non-qualified options to purchase Shares, and/or received grants of restricted stock units and, in the case of the 1999 Plan, were afforded the opportunity to purchase Shares. The number of Shares authorized for grant under the 2008 Plan and the 2004 Plan is 3,550,000 Shares and 2,500,000 Shares, respectively. As of February 13, 2012, the number of Shares available for grant under the 2008 Plan and the 2004 Plan was 2,266,904 Shares and 459,794 Shares, respectively. The number of Shares authorized for grant under the 1999 Plan was 7,058,040. The 1999 plan terminated on December 16, 2009 pursuant to its terms and in connection with such termination no additional awards can be granted under the plan.

Under our 2008 Plan and 2004 Plan, we have the ability to grant stock options, restricted stock, restricted stock units, stock appreciation rights and other stock-based awards. Generally, stock options vest over a period of three to five years and the expiration terms range from five to ten years, and restricted stock units vest over a period of three to five years.

General. Except as otherwise described herein, neither Weight Watchers nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

13.	Certain Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

14.	United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted share units). This discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of Shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Holders of Shares who are neither U.S. Holders nor partnerships (or any other entity treated as a partnership for U.S. federal income tax purposes) (“Non-U.S. Holders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Offer. Shareholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange, and (ii) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such

Shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

15.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Weight Watchers of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Weight Watchers shareholders. As of February 13, 2012, the last day before we announced our intention to make the Offer, we had 73,603,403 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer or the Shares from Artal pursuant to the Purchase Agreement will cause the remaining outstanding Shares to be delisted from the NYSE.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. Weight Watchers believes that, following the purchase of Shares under the Offer and pursuant to the Purchase Agreement, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer pursuant to the Purchase Agreement will not result in the Shares becoming eligible for deregistration under the Exchange Act.

16.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, but subject to the terms of the Purchase Agreement, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. However, if the Shares have not been accepted for payment, and paid for, by April 30, 2012, Artal has the right to terminate the Purchase Agreement.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, at which point, either we or Artal may terminate the Purchase Agreement, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, but subject to the terms of the Purchase Agreement, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the price to be paid for Shares or increase or decrease the value of Shares sought in the offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the value of Shares purchased in the Offer, the increase exceeds 2% of the Shares outstanding, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 16, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

17.	Fees and Expenses.

We have retained Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Scotia Capital (USA) Inc. to act as the Dealer Managers in connection with the Offer, each of which will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse each Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify each of them against liabilities in connection with the Offer, including liabilities under the federal securities laws.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Scotia Capital (USA) Inc. and their respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. The Bank of Nova Scotia, an affiliate of Scotia Capital (USA) Inc., J.P. Morgan Securities LLC, JPMorgan Chase Bank N.A., and Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, are agents and/or lenders under the Company’s current credit facilities. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and The Bank of Nova Scotia will act as joint lead arrangers and joint bookrunners in connection with the amendment and extension of the Company’s existing credit facilities and the syndication of new borrowings used to finance the tender offer and share repurchase transactions. In the ordinary course of business, including in their respective trading and brokerage operations and in a fiduciary capacity, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Scotia Capital (USA) Inc., and their respective affiliates may hold positions, both long and short, for their own accounts and for those of its customers, in our securities.

We have retained MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. As Information Agent, MacKenzie Partners, Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. MacKenzie Partners, Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare to act as Depositary in connection with the Offer. Computershare, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Weight Watchers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction within the United States. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Weight Watchers.

Our Board of Directors has previously authorized the purchase of up to $1.0 billion of the Company’s Shares, of which $208.9 million is remaining (excluding Shares to be purchased in the Offer). Accordingly, following the Offer, we may effect additional repurchases of the Shares from time to time. However, Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Managers.

Weight Watchers International, Inc.

February 23, 2012

Original copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of Weight Watchers International, Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

By Facsimile Transmission (for eligible institutions only):

Computershare Trust Company, N.A.

Facsimile: (617) 360-6810

Confirm

By Telephone:

(781) 575-2332

Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

105 Madison Avenue

New York, New York 10016

Within the U.S. and Canada

(212) 929-5500 (call Collect)

or

Call Toll-Free (800) 322-2885

All Other Countries

+44 (0) 203 178 8057

Email: WeightWatchers@mackenziepartners.com

The Lead Dealer Managers for the Offer are:

Credit Suisse Securities (USA) LLC	J.P. Morgan Securities LLC
Eleven Madison Avenue	383 Madison Avenue, 5th Floor
New York, New York 10004	New York, New York 10179
Call Toll-Free (800) 318-8219	Call Toll-Free (877) 371-5947

The Co-Dealer Managers for the Offer are:

BofA Merrill Lynch